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                                                                     EXHIBIT 5.1




                                [DPW Letterhead]



                                                        October 24, 2002


Tekni-Plex, Inc.
260 Denton Tap Road
Coppell, TX 75019

Ladies and Gentlemen:

     We have acted as special counsel to Tekni-Plex, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its 12.75% Series B Senior Subordinated Notes Due 2010 (the "New Securities") for any and all of its outstanding 12.75% Senior Subordinated Notes Due 2010 (the "Old Securities").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing, we are of the opinion that the New Securities, when duly executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and general principles of equity.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the laws of the State of New York and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the







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reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

     This opinion is rendered solely to you in connection with the above matter.


                                                     Very truly yours,


                                                    /s/Davis Polk & Wardwell





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